Exhibit 99.1

MATEON ACHIEVES MILESTONE IN ITS DEVELOPMENT OF OT-101, A PHASE 3 CLINICAL DRUG CANDIDATE, AGAINST COVID-19

OT-101 - a TGF-β2 antisense - has demonstrated potent antiviral activity against COVID-19

OT-101 is part of the Company’s proprietary platform for rapid antiviral response to COVID-19 and future viral epidemics

AGOURA HILLS, Calif., April 06, 2020 (GLOBE NEWSWIRE) — Mateon Therapeutics, Inc. (OTCQB:MATN) (“Mateon”) dedicated to development OT-101, a TGF-β antisense drug candidate, announced today that Mateon has delivered the requisite testing results to Golden Mountain Partners (GMP) confirming the applicability and potential use of OT-101 for the treatment of COVID-19. OT-101 exhibited potent activity against both COVID-19 and SARS with a robust safety index of >500. This is in accordance with the Supplement Research and Services Agreement with GMP executed on March 23, 2020, and GMP has accepted the testing results.

In addition, Mateon has submitted a Pre-Investigational New Drug (Pre-IND) application package to the Food and Drug Administration to allow the referencing of OT-101’s oncology IND in order to streamline the IND submission for OT-101 against COVID-19. Mateon is expecting to complete the IND submission thereafter. The mechanism of action (MOA) for OT-101 against COVID-19 includes: 1) Inhibition of cellular binding, 2) Inhibition of viral replication and 3) Suppression of viral induced pneumonia. Based on OT-101’s MOA, Mateon anticipates that OT-101 would also be useful for future viral epidemics.

Amit Shah, CFO of Mateon stated: “I am excited about the potential use of OT-101 against COVID-19. I congratulate the Mateon team on achieving this important milestone and I look forward to working with GMP to bring this important therapeutic to fight against the current COVID-19 epidemic and future epidemics.”

About Mateon

Mateon was created by the recent merger with Oncotelic – a developer of TGF-beta RNA therapeutics- and PoinTR- a cluster computer vision empowered blockchain company creating an immuno-oncology company dedicated to the development of first in class RNA therapeutics as well as small molecule drugs against cancer. The founding team members of Oncotelic were responsible for the development of Celgene’s Abraxane as a chemotherapeutic agent for breast, lung, melanoma, and pancreatic cancer. Abraxane was approved in 2005 and has more than $1B in sales annually. The same team was also responsible for the development of Cynviloq, a next generation Abraxane, which was acquired by NantPharma for $1.3B. Mateon/Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on pediatric cancer patients. For more information, please visit www.oncotelic.com and www.mateon.com.

About Mateon’s Lead Product Candidate, OT-101

During phase 2 clinical trials in pancreatic cancer, melanoma, and colorectal cancers (Study P001) and in high-grade gliomas (Study G004), meaningful clinical benefits were observed and OT-101 exhibited a favorable safety profile. These clinical benefits included long term survival and meaningful tumor reduction. Both partial and complete responses have been observed in the G004 Phase 2 clinical trial of OT-101 as a single agent in patients with aggressive brain tumors. The company’s self-immunization protocol (SIP©) is based on novel and proprietary sequential treatment of cancers with OT-101 (an antisense against TGF-β2) and chemotherapies. This sequential treatment strategy is aimed at achieving effective self-immunization against a patients’ own cancer, resulting in robust therapeutic immune response and consequently better control of the cancer and improved survival. Prolonged states of being cancer-free have been observed in some patients with the most aggressive forms of cancer, raising a renewed hope for a potential cure. The use of OT-101 lifts the suppression of the patient’s immune cells around the cancer tissue, providing the foundation for an effective initial priming, which is critical for a successful immune response. The subsequent chemotherapy results in the release of neoantigens that result in a robust boost of the immune response.

Mateon’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “innovative”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the company’s annual report on Form 10-K filed with the SEC on April 10, 2019 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Mateon Therapeutics, Inc.:

Amit Shah

Email: ashah@oncotelic.com

Source: Mateon Therapeutics